UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 13, 2025
(Date of Report/Date of earliest event reported)

SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	001-07626	39-0561070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)

(414) 271-6755
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.10 per share	SXT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 13, 2025, Sensient Technologies Corporation (“Sensient” or the “Company”) entered into a Fourth Amended and Restated Credit Agreement dated as of June 13, 2025 (the “Credit Agreement”), by and among the Company and certain subsidiaries of the Company as borrowers, PNC Bank, National Association, as Administrative Agent, ING Bank N.V., Dublin Branch and Wells Fargo Bank, National Association, as Co-Documentation Agents, and the other lenders party thereto.  The Credit Agreement provides for a $400 million senior unsecured revolving credit facility, with up to $20 million of the facility being available as a subfacility for standby and commercial letters of credit and sub-limits of up to $50 million on swing line loans. Funds are available in U.S. dollars, Euros, English pounds, and other major currencies. Proceeds from the facility will be used to refinance existing indebtedness of the Company and its subsidiaries and for working capital and other general corporate purpose needs of the Company.

The Credit Agreement amends and restates the Company’s Third Amended and Restated Credit Agreement, dated as of May 5, 2021, as amended by a First Amendment dated as of December 14, 2022, to, among other things, (i) increase the aggregate revolving commitment amount from $350 million to $400 million, (ii) increase the incremental revolving commitment from $100 million to $150 million, (iii) extend the maturity of Sensient’s revolving credit facility from May 2026 to June 2030, and (iv) modify certain other provisions of the Credit Agreement as set forth therein.

Borrowings under the Credit Agreement bear interest at (i) the Secured Overnight Financing Rate, plus 1.00-1.50% depending on the Company’s current Net Leverage Ratio (as defined below), for borrowings denominated in U.S. dollars, (ii) the Euro Interbank Offered Rate (“EURIBOR”), plus 1.00%-1.50% depending on the Company’s current Net Leverage Ratio, for borrowings denominated in Euros, and (iii) the Sterling Overnight Index Average, plus 1.00%-1.50% depending on the Company’s current Net Leverage Ratio, for borrowings denominated in Sterling.

The Credit Agreement requires Sensient to generally maintain (i) a ratio of consolidated total funded net debt to consolidated EBITDA (“Net Leverage Ratio”) of not more than 3.50 to 1.00, and (ii) an interest charge coverage ratio of not less than 3.00 to 1.00.  The Credit Agreement also includes other covenants that are customary in transactions of this type.

The Credit Agreement includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy or insolvency event, cross-default to other material indebtedness, material ERISA events, material unsatisfied money judgments, and a change in control. If an event of default occurs, the Administrative Agent will be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement and the termination of the credit facility.

Certain lender parties to the Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, commercial banking and other financial advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Additionally, on June 13, 2025, the Company entered into that Second Amendment (the “Amendment”) to that certain Loan Agreement, by and between the Company and PNC Bank, National Association. The Amendment amends the Loan Agreement to, among other things, extend the maturity date of the Loan Agreement to June 30, 2027. The borrowings under the Loan Agreement bear interest on the unpaid principal amount at EURIBOR plus 1.125%.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

EXHIBIT INDEX

Exhibit Number	Description
10.1	Fourth Amended and Restated Credit Agreement dated as of June 13, 2025.
10.2	Amendment No. 2 to Loan Agreement, dated as of June 13, 2025, between Sensient Technologies Corporation and PNC Bank, National Association.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION

By:	/s/ John J. Manning

Name:	John J. Manning

Title:	Senior Vice President, General Counsel, and Secretary

Date:	June 18, 2025